EXHIBIT 1.1

                         ADVISOR'S DISCIPLINED TRUST 22

                                 TRUST AGREEMENT

                                                       Dated: September 27, 2005

     This Trust Agreement among Fixed Income Securities, L.P., as Depositor, Evaluator and Supervisor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Advisor's Disciplined Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After August 5, 2004 (Including Advisor's Disciplined Trust, Series 13 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

    1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

    2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Understanding Your Investment-Statement of Financial Condition_Number of Units" in the Prospectus for the Trust.

    3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Understanding Your Investment-Statement of Financial Condition_Number of Units" in the Prospectus for the Trust.

    4. The term "Deferred Sales Charge Payment Dates" shall mean the dates specified for deferred sales fee installments under "Investment Summary-Fees and Expenses" in the Prospectus for the Trust.

    5. The term "Distribution Date" shall mean the "Distribution Dates" set forth under "Investment Summary-Essential Information" in the Prospectus for the Trust.

    6. The term "Record Date" shall mean the "Record Dates" set forth under "Investment Summary-Essential Information" in the Prospectus for the Trust.

    7. The Depositor's annual compensation as set forth under Section 3.13 shall be that dollar amount per 100 Units set forth under "Investment Summary-Fees and Expenses-Annual operating expenses-Supervisory, evaluation and administration fees" in the Prospectus for the Trust.

    8. The first sentence of Section 7.04 is replaced in its entirety by the following:

          "For services performed under this Indenture the Trustee shall be paid an annual fee in the amount per Unit set forth in the Trust Agreement, which fee shall accrue daily and be computed based on the number of Units outstanding as of January 1 of such year except for a Trust during the year or years in which an initial offering period as determined in Section 5.01 of this Indenture occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year)."

    9. The Trustee's annual compensation as set forth under Section 7.04, shall be $0.0105 per Unit.

   10. The first paragraph of Section 3.11 shall be replaced in its entirety by the following:

     "Section 3.11. Notice to Depositor. In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by holders of the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any matter relating to the Securities), the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action with respect to the Securities so as to insure that the Securities are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are shares of such Securities that are held by owners other than the Trust."

     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                FIXED INCOME SECURITIES, L.P.


                                By     /s/ ALEX R. MEITZNER
                                  ------------------------------
                                         Managing Director




                            CORPORATE ACKNOWLEDGMENT

STATE OF KANSAS        }
                       }ss.
COUNTY OF SEDGWICK     }

     On the 27th day of September in the year 2005, before me personally came Alex R. Meitzner, to me known, who, being by me duly sworn, did depose and say that he resides in Wichita, Kansas; that he is Managing Director, of Fixed Income Securities, L.P., the company described in and which executed the above instrument; and that he signed his name thereto by authority of the general partner of said company.


                                /s/ CYNTHIA D. WILES
                                --------------------------------

                                Notary Public


(Notarial Seal)

RPL Section 309 - Corporate-no seal

                                THE BANK OF NEW YORK


                                By      /s/ IRENE GUGLIELMO
                                  -----------------------------
                                         Vice President






                            CORPORATE ACKNOWLEDGMENT


STATE OF NEW YORK      }
                       }ss.
COUNTY OF KINGS        }

     On the 27th day of September in the year 2005, before me personally came Irene Guglielmo to me known, who, being by me duly sworn, did depose and say that she resides in Brooklyn, New York; that she is a Vice President of The Bank of New York, the company described in and which executed the above instrument; and that she signed her name thereto by authority of the board of directors of said company.


                                /s/  EMANUEL T. LYTLE, JR.
                                --------------------------------

                                Notary Public


(Notarial Seal)

RPL Section 309 - Corporate-no seal

                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN

                         ADVISOR'S DISCIPLINED TRUST 22

          Incorporated herein by this reference and made a part hereof is the schedule set forth under "Portfolio" in the Prospectus for the Trust.